Exhibit 21.1

Subsidiaries of Newsight Imaging ltd.

Newsight Merger Sub, Inc. (Delaware)

Watersight Ltd. Company No. 516368123 (Israel)

Virusight Diagnostic Ltd. Company No. 516237435 (Israel)

Zuchai Newvisions Tech Ltd. (China)

Shenzhen Nengsai Visual Technology (China)

Inventive Healthcare Solutions (UK) Limited Company No. 13036316 (United Kingdom)

Newsight Imaging Hong Kong Limited (Hong Kong)